--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 2001

                        REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            USINTERNETWORKING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       DELAWARE                                              52-2078325
           (STATE OR OTHER JURISDICTION OF                          (IRS EMPLOYER IDENTIFICATION
            INCORPORATION OR ORGANIZATION)                                    NUMBER)

                                 ONE USI PLAZA
                         ANNAPOLIS, MARYLAND 21401-7478
                                 (410) 897-4400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             WILLIAM T. PRICE, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                 ONE USI PLAZA
                         ANNAPOLIS, MARYLAND 21401-7478
                                 (410) 897-4400
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,OF
                               AGENT FOR SERVICE)

                                WITH A COPY TO:
                           JOHN D. WATSON, JR., ESQ.
                                LATHAM & WATKINS
                   1001 PENNSYLVANIA AVENUE, N.W., SUITE 1300
                             WASHINGTON, D.C. 20004
                                 (202) 637-2200
                            ------------------------
    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM      PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED              REGISTERED              SHARE                 PRICE            REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)..........       36,029,412           $3.65625(1)         $131,732,537.63          $32,933.13
Common Stock issuable upon exercise of
  warrants...............................       12,610,294             $4.08(2)           $51,449,999.52          $12,862.50
Warrants to purchase Common Stock........         36(3)                  (3)                   (3)                   (3)
        Total............................                                                                         $45,795.63
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of registration fee, based on the average of the high and low prices for the common stock for the registrant's common stock as reported on Nasdaq National Market on February 2, 2001, in accordance with Rule 457(c) promulgated under the Securities Act of 1933.

(2) The exercise price of the warrants, used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) promulgated under the Securities Act of 1933.

(3) The warrants registered hereby are exercisable for an aggregate of 12,610,294 shares of common stock. Pursuant to the terms of the warrants, the selling securityholders may subdivide the warrants in a greater number of warrants but in no event shall the cumulative number of warrants be exercisable for more than the aggregate amount of 12,610,294 shares of common stock. Pursuant to Rule 457(g) promulgated under the Securities Act, no registration fee is required for the registration of the warrants.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY APPLICABLE STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2001

PROSPECTUS

                                   [USI LOGO]
                            USinternetworking, INC.

                                  COMMON STOCK
                       WARRANTS TO PURCHASE COMMON STOCK
                         ------------------------------
     The selling securityholders listed in this prospectus are offering from time to time:

     - 36,029,412 shares of our common stock;

     - warrants to purchase 12,610,294 shares of our common stock at an exercise price of $4.08 per share; and

     - 12,610,294 shares of our common stock that are issuable upon exercise of the warrants.

     The securities being offered by the selling securityholders and their pledgees, donees, transferees, or other successors-in-interest may be sold from time to time in transactions on the Nasdaq National Market, in the over-the-counter market or in negotiated transactions. The selling securityholders directly, or through agents or dealers designated from time to time, may sell the offered securities at fixed prices, which may change, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

     This prospectus is part of a registration statement that we are filing at this time to fulfill our contractual obligations with the selling securityholders. We will not receive any of the proceeds from the sale of the common stock by the selling securityholders. We may receive proceeds from the exercise of the warrants. We will bear the expenses of the offering of the common stock, except that the selling securityholders will pay any applicable underwriting discounts, brokerage fees or commissions and transfer taxes.

     Our common stock is quoted on The Nasdaq National Market under the symbol "USIX." On February 2, 2001, the last reported sale price of the common stock was $3.2812 per share.
                         ------------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                The date of this prospectus is February 5, 2001.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary...............................    3
Risk Factors..........................    4
Special Note Regarding Forward-Looking
  Statements Contained in this
  Prospectus..........................   13
Use of Proceeds.......................   13
Selling Securityholders...............   14

                                        PAGE
                                        ----
Description of Securities.............   15
Plan of Distribution..................   15
Legal Matters.........................   16
Experts...............................   17
Where You Can Find More Information...   17
Incorporation of Documents by
  Reference...........................   18

                            ------------------------

This prospectus references and depicts certain trademarks, service marks and trade names of other companies. "USinternetworking" and "USi" are our registered trademarks. We have applied for federal registration of the marks "Internet Managed Application Provider," "iMAP," "Making Software Simple," "PriorityPeering," "USiView," "AppHost," "Global Enterprise Management Center," "USiLink," "USiConnects," "USiMirror," "USiAccelerate," "USi Global Services Platform," "USiGSP" and "GEMC."

                                    SUMMARY

                               USINTERNETWORKING

     USi's service offerings combine leading packaged software applications with computing hardware, network connectivity, security, integration into other applications, and the ongoing operational support to meet the needs of Global 1000 and middle market companies for business functions such as e-commerce, human resource and financial management, customer relationship management, procurement, and messaging and collaboration. We deploy these applications in our data centers and enable our clients to access and utilize the applications over the Internet or a private network connection. We take full responsibility for providing these services to our clients, freeing them from the need to own and manage the related computer systems, networks and software. In addition to the iMAP solution, we also provide applications management and technical support services in our data centers for those clients who have already developed a solution. Our clients benefit from an accelerated time to market for the use of these applications, predictable monthly costs, a scalable infrastructure and a lower total cost of ownership.

     We are able to deliver these benefits to our clients in part because we have designed and implemented Enterprise Data Centers located in Annapolis, and Silicon Valley, with redundant data center capabilities in Amsterdam and Tokyo. The data centers are linked by a dedicated network and by robust transit connections to twelve major Internet backbones -- eight in North America, two in Europe and two in Asia. Our data centers comprise standardized hardware environments to support our applications, embedded security, EMC disk arrays for storage and real-time back-up and significant levels of infrastructure redundancy. Our network is monitored and managed through USiView, which enables a client engineer to see all hardware, software and network elements of a client application in a single view. Cisco assisted in the design of our network and has designated it as a Cisco Powered Network.

     We believe that controlling all elements of the network from the client's Internet backbone provider or LAN enables us to deliver superior response time, reliability and security for our clients. We can substantially reduce implementation time because we implement our applications in a consistent and pre-configured environment. Moreover, our clients do not need to mediate among disparate vendors, because we take total responsibility for application support and system performance and availability.

     We implement and manage applications that are developed by others. To execute this strategy, we have established agreements with leading software vendors in key application areas, including:

     - BroadVision and Microsoft in e-commerce;

     - Ariba in business-to-business e-commerce;

     - Siebel in customer relationship management;

     - Lawson and PeopleSoft in human resources and financial management; and

     - Microsoft in enterprise messaging and collaboration.

     Our iMAP clients sign contracts that provide for fixed monthly service fees, typically for a three- to five-year term, in exchange for the service we provide. Once a client signs an iMAP contract, we invest in the additional hardware, software and implementation needed to deliver that client's service. This requires a substantial investment in the early years to build our client base. Since we own or provide most of the elements and operational support for a client's implementation, we anticipate that we will experience a high level of client retention, even at the end of the contract's term. We also benefit from our ability to cross-sell clients on additional applications and our clients' desire to add additional functionality and users to existing solutions we have implemented for them. We believe that our demonstrated ability to cross-sell and upsell our clients will generate substantial growth and future positive cash flow.

     USinternetworking was incorporated in Delaware in January 1998. Our executive offices are located at One USi Plaza, Annapolis, Maryland 21401-7478; and our telephone number is (410) 897-4400.

                                  RISK FACTORS

     Investing in our common stock involves risk. You should carefully consider the risks and uncertainties described below before making an investment decision. These risks and uncertainties are not the only ones that we face or that may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results may differ from those described in the forward-looking statements. This could occur because of the risks described below and elsewhere in this prospectus.

WE EXPECT TO CONTINUE TO INCUR LOSSES AND EXPERIENCE NEGATIVE CASH FLOW.

     We expect to have significant operating losses and to record significant net cash outflow before financing in the near term. Our business has not generated sufficient cash flow to fund our operations without resorting to external sources of capital. Starting up our company and building our network as well as expanding our infrastructure and work force to service our growing customer base required substantial capital and other expenditures. As a result, we reported a net loss of $129.4 million for the nine month period ended September 30, 2000 and EBITDA of negative $59.3 million for the same period. For the year ended December 31, 1999, we reported a net loss of $103.3 million and EBITDA of negative $65.5 million for the same period. Further developing our business and expanding our network will require significant additional capital and other expenditures.

WE MAY NEED ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH,
  AND WE MAY NOT BE ABLE TO OBTAIN IT ON TERMS ACCEPTABLE TO US OR AT ALL.

     We may need additional capital to fund our operations and finance our growth. While we have recently raised a significant amount of additional capital, there can be, however, no assurance that we will not need to raise additional capital or that such efforts will be successful. If we raise additional funds by selling our common stock or securities convertible into common stock, the relative ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than those of our existing investors. If we cannot obtain financing on terms acceptable to us or at all, we may be forced to curtail our planned business expansion.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
  HISTORY IN A RELATIVELY NEW MARKET.

     We began operating in January 1998. Our limited operating history makes predicting future results difficult. Since our inception, we have focused on developing our business and only since September 1998 have we begun to contract with customers for our iMAP offerings. Because of our limited operating history and the emerging nature of our markets, our historical financial information is of limited value in projecting our future results. Additionally, our market, the Application Service Provider (or "ASP") market is relatively new and has not yet received universal acceptance by the enterprises we target. Therefore, it is difficult to evaluate our business and prospects.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

     Our debt leverage is indicated in the chart below.

                                          AS OF SEPTEMBER 30, 2000
                                          ------------------------
                                           (DOLLARS IN THOUSANDS)
Total long term liabilities.............          $199,702
Stockholders' equity....................          $116,246
Debt to equity ratio....................            1.72:1

     Our leverage could have important consequences to you. For example, it could:

     - limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

     - limit our ability to borrow additional funds;

     - require us to dedicate a substantial portion of our cash flow from operations to repaying indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

     - make it more difficult for us to satisfy our obligations with respect to our indebtedness;

     - increase our vulnerability to general adverse economic and industry conditions; and

     - limit our flexibility in planning for, or reacting to, changes in our business and industry.

     Any additional borrowings would further increase the amount of our leverage and the associated risks.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS.

     Our ability to make payments on our indebtedness, and to fund planned capital expenditures, development and operating costs will depend on our ability to generate cash in the future through sales of our services. We cannot assure you that our available liquidity will be sufficient to service our indebtedness, or to fund our other cash needs. We may need to refinance all or a portion of our indebtedness, on or before maturity, but we may not be able to do so on commercially reasonable terms, or at all. Without sufficient funds to service our indebtedness, we would have serious liquidity constraints and would need to seek additional financing from other sources, but we may not be able to do so on commercially reasonable terms, or at all.

IF WE FAIL TO MEET COVENANTS OR DEFAULT UNDER OUR EQUIPMENT LEASES OR REVOLVING
  LINE OF CREDIT, OUR ABILITY TO SERVICE OUR CLIENTS COULD BE HARMED.

     We have financed a large percentage of our hardware purchases under various lease and sale-leaseback agreements. We have also entered into a revolving line of credit with General Electric Credit Corp. under which we may borrow money secured by our assets, accounts receivable, and contract revenue backlog. Some of these agreements contain financing covenants and cross-default provisions which, if triggered, could have a material adverse effect on our business and our ability to service our clients.

OUR SUCCESS DEPENDS ON THE ACCEPTANCE AND INCREASED USE OF INTERNET-BASED
  BUSINESS SOFTWARE SOLUTIONS, AND WE CANNOT BE SURE THAT THIS WILL HAPPEN.

     Our business model depends on the adoption of Internet-based business software solutions by commercial users. Our business could suffer dramatically if Internet-based solutions are not accepted or not perceived to be effective. The market for Internet services, private network management solutions and widely distributed Internet-enabled packaged application software has only recently begun to develop and is now evolving rapidly.

     The growth of Internet-based business software solutions could also be limited by:

     - concerns over transaction security and user privacy;

     - inadequate network infrastructure for the entire Internet; and

     - inconsistent performance of the Internet.

     We cannot be certain that this market will continue to grow or to grow at the rate we anticipate.

THE GROWTH IN DEMAND FOR OUTSOURCED BUSINESS SOFTWARE APPLICATIONS IS NOW
  BEGINNING, BUT THE FUTURE IS STILL UNCERTAIN.

     Future demand for and acceptance of outsourced business software applications, including our iMAP offerings is uncertain. While there has been a significant level of initial adoption of the ASP model, we believe that many of our potential customers are still not fully aware of the benefits of outsourced solutions. In addition, the rate of initial adoption may be slowed by performance or financial problems among Application Service Providers. It is possible that our iMAP offerings may never achieve broad market acceptance. If the market for our offerings does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results would be materially adversely affected.

OUR BUSINESS STRATEGY MAY NOT EFFECTIVELY ADDRESS OUR MARKET AND WE MAY NEVER
  REALIZE A RETURN ON THE RESOURCES WE HAVE INVESTED TO EXECUTE OUR STRATEGY.

     We have made substantial investments to pursue our strategy. These investments include:

     - building a global network of data centers;

     - allying with particular software providers;

     - expanding our work force;

     - investing to develop unique service offerings; and

     - developing and acquiring implementation resources around specific applications.

     These investments may not be successful. More cost-effective strategies may be available to compete in this market. We may have chosen to focus on the wrong application areas or to work with the wrong partners. Potential customers may not value the specific product features in which we have invested. There is no assurance that our strategy will prove successful.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE
  MUCH GREATER RESOURCES.

     Our current and potential competitors include Applications Service Providers and companies focused on the application hosting business such as Applicast, Breakaway Solutions, Corio, Cyber.Solutions, Interliant, and Interpath; Web hosting companies such as Exodus, Digex, Navisite, and XO (Nextlink/Concentric); enterprise applications vendors, such as Oracle, PeopleSoft, and SAP; business Internet Service Providers, such as MCI WorldCom, PSINet and Verio/NTT; telecommunications companies, such as AT&T and GTE; and systems integrators, such as Andersen Consulting, EDS, IBM and KPMG. While we believe that our network of proprietary EDCs together with our level of service, support and targeted business focus distinguish us from these competitors, some of these competitors have significantly greater market presence, brand recognition, and financial, technical and personnel resources than we do, and have extensive coast-to-coast Internet networks.

     Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Our competitors may be able to:

     - more quickly develop and expand their network infrastructures and service offerings;

     - better adapt to new or emerging technologies and changing customer needs;

     - take advantage of acquisitions and other opportunities more readily;

     - negotiate more favorable licensing agreements with software application vendors;

     - devote greater resources to the marketing and sale of their products; and

     - adopt more aggressive pricing policies.

     Some of our competitors may also be able to provide customers with additional benefits at lower overall costs. We cannot be sure that we will be able to match cost reductions by our competitors. In addition, we believe that there is likely to be consolidation in our markets. Consolidation could increase price competition and other competitive forces in ways that materially adversely affect our business, results of operations and financial condition. Finally, there are few substantial barriers to entry, and we have no patented technology that would bar competitors from our market.

OTHERS MAY SEIZE THE MARKET OPPORTUNITY WE HAVE IDENTIFIED BECAUSE WE MAY NOT
  EFFECTIVELY EXECUTE OUR STRATEGY.

     If we fail to execute our strategy in a timely or effective manner, our competitors may be able to seize the marketing opportunities we have identified. Our business strategy is complex and requires that we successfully and simultaneously complete many tasks. In order to be successful, we will need to:

     - build and operate a highly reliable, complex global network;

     - negotiate effective partnerships and develop economically attractive service offerings;

     - attract and retain iMAP customers;

     - attract and retain highly skilled employees;

     - integrate acquired companies into our operations;

     - evolve our business to gain advantages in an increasingly competitive environment; and

     - expand our international operations.

     In addition, although most of our management team has worked together for approximately two years, there can be no assurance that we will be able to successfully execute all elements of our strategy.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE DUE TO THE NATURE OF OUR ASP
  BUSINESS AND OTHER FACTORS AFFECTING OUR REVENUES AND COSTS, WHICH COULD CAUSE OUR STOCK PRICE TO FALL.

     Our financial results will also vary over time as our ASP business matures. For our iMAP clients, we recognize all fees, including upfront and monthly fees, over the balance of the contractual relationship. We expect that our financial results will continue to vary over time as our iMAP revenue increases as a proportion of total revenue. Changes in our revenue mix from professional services revenues to application management services revenues could be difficult to predict and could cause our quarterly results and stock price to fluctuate.

     Other important factors that could cause our quarterly results and stock price to fluctuate materially include:

     - the number of clients we obtain in order to scale our business;

     - the level of service we provide to our clients;

     - cost of capital associated with the services we provide to our clients;

     - the loss of or change in our relationship with important clients;

     - the timing and magnitude of expanding our operations and of other capital expenditures;

     - changes in our pricing policies or those of our competitors;

     - potential changes in the accounting standards associated with accounting or stock or warrant issuances and for revenue recognition; and

     - the loss of key members of, or other changes in, our management.

WE PLAN TO EXPAND VERY RAPIDLY, AND MANAGING OUR GROWTH MAY BE DIFFICULT.

     We have rapidly expanded our operations since USi was founded in January 1998. In addition, we expect our business to continue to grow in geographic scope, number of customers and in terms of the number of products and services we offer. We cannot be sure that we will successfully manage our growth. In order to successfully manage our growth we must:

     - enlarge our network and infrastructure;

     - maintain a high level of client service and support;

     - improve our management, financial and information systems and controls;
       and

     - train, manage and integrate our employee base effectively.

     There will be additional demands on our customer service support and sales, marketing and administrative resources as we increase our service offerings and expand our target markets. The strains imposed by these demands are magnified by our limited operating history. Any inability to expand our network or services or to effectively manage our employee base commensurate with the demand for our services could adversely affect our revenues.

NETWORK OUTAGES COULD NEGATIVELY AFFECT OUR REVENUES.

     We have built and currently maintain a very sophisticated data center network to provide availability to our clients' applications over the Internet and private connections. Complex networks are subject to the risk of outages. Over the course of our operating history we have experienced network outages lasting from minutes to hours. Each of our clients' contracts contain service level guarantees which initially provide for revenue credits, and eventually termination of the contract, if access to the client's application is compromised. The total amount of service fee credits provided to our clients during our operating history due to network outages has not been material.

     Factors both in and outside of our control could cause additional outages to our network which could cause a loss in revenue.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED
  PERSONNEL.

     We believe that our short- and long-term success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel. Depending upon our growth, we may require additional management personnel in the areas of application integration and technical support. Individuals with information technology skills are in short supply and competition for application integration personnel is particularly intense. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. We cannot be sure that we will succeed in attracting and retaining the personnel we need to continue to grow, especially if our stock price declines or remains low.

WE DEPEND ON A LIMITED NUMBER OF KEY PERSONNEL WHO WOULD BE DIFFICULT TO
  REPLACE.

     Our success also depends in significant part on the continued services of our key technical, sales and senior management personnel. Losing one or more of our key employees could have a material adverse effect on our business, results of operations and financial condition. We have employment agreements with most of our vice presidents and other key employees, including Andrew A. Stern, Stephen E. McManus, Harold C. Teubner, Jr., Mark J. McEneaney and Gary J. Rogers.

WE MAY NOT BE ABLE TO DELIVER OUR IMAP SERVICES IF THIRD-PARTIES DO NOT PROVIDE
  US WITH KEY COMPONENTS OF OUR INFRASTRUCTURE.

     We depend on other companies to supply key components of our telecommunications infrastructure and systems and network management solutions. Any failure to obtain needed products or services in a timely fashion and at an acceptable cost could have a material adverse effect on our business, results of operations and financial condition. Although we lease redundant capacity from multiple suppliers, a disruption in telecommunications capacity could prevent us from maintaining our standard of service. Some of the key components of our system and network are available only from sole or limited sources in the quantities and quality we demand. We buy these components from time to time, do not carry significant inventories of them and have no guaranteed supply arrangements with our vendors.

OUR ABILITY TO PROVIDE OUR IMAP SERVICES DEPENDS ON STRATEGIC RELATIONSHIPS WITH
  SOFTWARE VENDORS THAT WE MAY NOT BE ABLE TO MAINTAIN.

     Our iMAP offerings are central to our business strategy. We obtain software licenses, marketing and maintenance under agreements with BroadVision, Ariba, Siebel, PeopleSoft, Lawson, Microsoft and Oracle, and package them as part of our iMAP solutions. The license agreements are for terms ranging from one to three years. All the agreements may be terminated upon a breach of the agreement, subject to cure periods. We cannot be sure that one or more of our agreements with software vendors will not be terminated in the future. If these agreements were to be terminated or not renewed or we otherwise could not continue to use this software, we might have to discontinue products or services, delay or reduce their introduction unless we could find, license and package equivalent technology or require our clients to purchase software licenses directly from vendors.

     All but one of our agreements with software vendors are non-exclusive. Our agreement with SiebelNet, Inc., a wholly-owned subsidiary of Siebel Systems, Inc., gives us exclusivity as the Application Service Provider of Siebel enterprise relationship management applications for direct customers of SiebelNet headquartered in North America. This exclusivity could be terminated or altered in the future. Our vendors may choose to compete with us directly or to enter into strategic relationships with our competitors. These relationships may take the form of strategic investments or marketing or other contractual arrangements. Our competitors may also license and utilize the same technology in competition with us. We cannot be sure that the vendors of technology used in our products will continue to support this technology in its current form. Nor can we be sure that we will be able to adapt our own products to changes in this technology. In addition, we cannot be sure that the financial or other difficulties of our vendors will not have a material adverse effect upon the technologies incorporated in our products, or that, if these technologies become unavailable, we will be able to find suitable alternatives.

WE WILL NEED TO PERFORM SOFTWARE UPGRADES FOR OUR CUSTOMERS, AND ANY INABILITY
  TO SUCCESSFULLY PERFORM THESE UPGRADES COULD CAUSE INTERRUPTIONS OR ERRORS IN OUR CUSTOMERS' SOFTWARE APPLICATIONS, WHICH COULD INCREASE OUR COSTS AND DELAY MARKET ACCEPTANCE OF OUR SERVICES.

     Our software vendors from time to time will upgrade their software applications, and at such time we will be required to implement these software upgrades for our customers. Implementing software upgrades can be a complicated and costly process, particularly implementation of an upgrade simultaneously across multiple customers, and we have not performed a software upgrade to date. Accordingly, we cannot assure you that we will be able to perform these upgrades successfully or at a reasonable cost. We may also experience difficulty implementing software upgrades to a large number of customers, particularly if different software vendors release upgrades simultaneously. If we are unable to perform software upgrades successfully and to a large customer base, our customers could be subject to increased risk of interruptions or errors in their business-critical software, our reputation and business would likely suffer and the market would likely delay the acceptance of our services. It will also be difficult for us to predict the timing of these upgrades, the cost to us of these upgrades and the additional resources that we may need to implement these upgrades. Additionally, if we evolve our business model to charge customers for the cost of software upgrades, we may lose prospective customers who choose not to pay for these upgrades. Therefore, any such upgrades could strain our development and engineering resources, require significant unexpected expenses and cause us to miss our financial forecasts or those of securities analysts. Any of these problems could impair our customer relations and our reputation and subject us to litigation.

TECHNOLOGY MAY CHANGE FASTER THAN WE CAN UPDATE OUR NETWORK AND TECHNOLOGY.

     The markets we serve are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. Our success depends partly on our ability to enhance existing or develop new products, software and services that meet changing customer needs in a timely and cost-effective way. We cannot be sure, however, that we will do some or all of these things. For example, if software application architecture changes in significant ways, the software for which we have licenses could become obsolete, we may be forced to update our hardware and network configurations or we may be forced to replace our mirroring technology. This may require substantial time and expense, and even then we cannot be sure that we will succeed in adapting our businesses to these and other technological developments.

WE COULD BE HARMED IF OUR SYSTEMS ARE NOT COMPATIBLE WITH OTHER PRODUCTS AND
  SERVICES.

     We believe that our ability to compete successfully also depends on the continued compatibility of our services with products, services and architectures offered by various vendors. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business, results of operations and financial condition. Although we will work with vendors to test new products, we cannot be sure that their products will be compatible with ours or that they will adequately address changing customer needs. Although we currently plan to support emerging standards, we cannot be sure what new industry standards will develop. We also cannot be sure that we will be able to conform to these new standards quickly enough to stay competitive. In addition, we cannot be sure that products, services or technologies developed by others will not make ours noncompetitive or obsolete.

THE LOSS OF A KEY CUSTOMER COULD DECREASE OUR REVENUES.

     For the nine months ended September 30, 2000, sales to SiebelNet accounted for approximately 9.6% of our revenues. We expect sales to SiebelNet to continue to constitute a significant portion of our revenues in the near term. During that period, if our sales to SiebelNet decrease, our business may suffer.

IF WE CANNOT OBTAIN ADDITIONAL APPLICATION SOFTWARE, WE WILL BE UNABLE TO EXPAND
  OR ENHANCE OUR IMAP SERVICE OFFERINGS.

     Our business strategy also depends on obtaining additional application software. We cannot be sure, however, that we will be able to obtain the new or enhanced applications we may need to keep our iMAP solutions competitive. If we cannot obtain these applications and as a result must discontinue, delay or reduce the availability of our iMAP solutions or other products or services, our business, results of operations and financial condition may be materially adversely affected.

DEVELOPING AND EXPANDING OUR OPERATIONS WILL DEPEND, AMONG OTHER THINGS, ON OUR
  MANAGEMENT'S ABILITY TO SUCCESSFULLY INTEGRATE NEWLY ACQUIRED OPERATIONS.

     In August 2000, we acquired the assets of EnableVision, LLC. We cannot be sure that our integration of EnableVision will result in the EnableVision business performing as we expect. In addition, we cannot be sure that we will be able to successfully integrate any business acquired in the future into our own. Our failure to successfully integrate an acquired company or its subsequent under performance could have a material adverse effect on our business, results of operations and financial condition.

WE MAY UNDERTAKE ADDITIONAL ACQUISITIONS WHICH POSE RISKS TO OUR BUSINESS.

     From time to time, we may undertake additional acquisitions. If we do, our risks may increase because:

     - we may pay more for the acquired company than the value we realize from the acquisition;

     - we may not fully understand the business we acquire;

     - we may be entering markets in which we have little or no direct prior experience;

     - our ongoing business may be disrupted and resources and management time diverted; and

     - our accounting for acquisitions could require us to amortize substantial goodwill, adversely affecting our reported results of operations.

     In addition, once we have made an acquisition we will face additional risks:

     - it may be difficult to assimilate acquired operations and personnel;

     - we may not be able to retain the management and other key personnel of the acquired business;

     - we may not be able to maintain uniform standards, controls, procedures and policies; and

     - changing management may impair relationships with an acquired business's employees or customers.

WE MAY MAKE INVESTMENTS IN ENTITIES THAT WE DO NOT CONTROL.

     In August of 2000, we invested $5.0 million in C3i, Inc., a customer relationship management service company in New York City. In the future, we may make additional investments in joint ventures or other entities over which we do not exercise control. We may make these investments in connection with entering into strategic partnerships with software vendors, systems integrators or Internet Service Providers or as strategic investments. Our inability to control the entity in which we may invest may have consequences on our ability to receive distributions from such entity or to implement our business plan. Debt agreements, if entered into by a non-controlled entity, may restrict or prohibit such entity from paying distributions to us. Applicable state or local law may also limit the amount that a non-controlled entity is permitted to pay a distribution on its equity interest, and we may not be able to influence the payment of dividends. If any of the other investors in a non-control entity fail to observe their commitments, that entity may not be able to operate according to its business plans or we may be required to increase our level of commitment to give effect to the plan. In addition, our ability to implement a business plan for a non-controlled entity may be limited or non-existent.

BECAUSE WE HAVE INTERNATIONAL OPERATIONS, WE FACE ADDITIONAL RISKS RELATED TO
  FOREIGN POLITICAL AND ECONOMIC CONDITIONS.

     We have established redundant EDC capabilities in Europe and Japan. We intend to expand further into international markets. We cannot be sure that we will be able to obtain the necessary telecommunications infrastructure in a cost-effective manner or compete effectively in international markets. In addition, there are risks inherent in conducting business internationally. These include:

     - unexpected changes in regulatory requirements;

     - export restrictions;

     - tariffs and other trade barriers;

     - challenges in staffing and managing foreign operations;

     - differing technology standards;

     - employment laws and practices in foreign countries;

     - political instability;

     - fluctuations in currency exchange rates;

     - imposition of currency exchange controls; and

     - potentially adverse tax consequences.

     Any of these could adversely affect our international operations. We cannot be sure that one or more of these factors will not have a material adverse effect on our current or future international operations and, consequently, on our business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS TO
  DOING BUSINESS ON THE INTERNET AND COULD LIMIT OUR CLIENTS' USE OF THE
  INTERNET.

     Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. In recent sessions, the United States Congress has enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material and other similar proposals are continuously being considered. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. For example, Germany and the European Union have enforced laws and regulations on content distributed over the Internet that are more strict than those currently in place in the United States.

THE OUTCOME OF PROPOSALS PUT TO A VOTE OF STOCKHOLDERS WILL BE DETERMINED BY OUR
  EXISTING PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS.

     As of January 5, 2001, our executive officers, directors, existing 5% or greater stockholders and their affiliates, in the aggregate, own shares representing approximately 51.9% of our outstanding voting capital stock. As a result, these persons, acting together, are able to control all matters submitted to our stockholders for approval and to control our management and affairs. For example, these people, acting together, control the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets.

THE TRADING PRICE OF OUR COMMON STOCK COULD BE SUBJECT TO SIGNIFICANT
  FLUCTUATIONS.

     The trading price of our common stock has been volatile. Factors such as announcements of fluctuations in our or our competitors' operating results and market conditions for Internet related and other technology stocks in general have had and could continue to have a significant impact on the trading price of our common stock. In particular, the trading price of the common stock of many Internet related and other technology companies has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of such companies whose stocks were affected. In addition, the trading prices of our common stock could be subject to significant fluctuations in response to variations in our prospects and operating results, which may in turn be affected by changes in interest rates and other factors. There can be no assurance that these factors will not have an adverse effect on the trading prices of our common stock.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE AFFECTED BY THE SUBSTANTIAL NUMBER
  OF SHARES THAT ARE ELIGIBLE FOR FUTURE SALE.

     As of January 5, 2001, we had 142,001,048 shares of common stock issued and outstanding, excluding 13,882,691 shares issuable upon the exercise of warrants and 21,403,321 shares issuable upon the exercise of options granted under our 1998 Stock Option Plan and 7,545,272 shares issuable upon conversion of 7% Convertible Subordinated Promissory Notes. We cannot predict the effect, if any, that future sales of the notes or shares of common stock, including common stock issuable upon conversion of the notes, or the availability of the notes or shares of common stock for future sale, will have on the market price of common stock prevailing from time to time.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD
  COST A SIGNIFICANT AMOUNT OF MONEY TO DEFEND AND DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS.

     As the number of software and hardware products in our target markets increases and the functionality of these products further overlap, software and hardware industry participants may become increasingly subject to infringement claims. Someone may even claim that our technology infringes their proprietary rights. Any infringement claims, even if without merit, can be time consuming and expensive to defend. They may divert management's attention and resources and could cause service implementation delays. They also could require us to enter into costly royalty or licensing agreements. If successful, a claim of product infringement against us and our inability to license the infringed or similar technology could adversely affect our business.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
                          CONTAINED IN THIS PROSPECTUS

     This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" or the negative of those or other variations, or comparable expressions, including references to assumptions. These statements are contained in sections entitled "Prospectus Summary," "Risk Factors," "Business" and other sections of this prospectus and the documents incorporated by reference into this prospectus.

     The forward-looking statements in this prospectus, including statements concerning projections of our future results, operating profits and earnings, are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements.

     Our risks are more specifically described in "Risk Factors." If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Given these uncertainties, you should not place undue reliance on forward-looking statements.

     We undertake no obligation to update forward-looking statements or risk factors other than as required by applicable law, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-Q, 8-K and 10-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under "Risk Factors" on page 4 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results.

                                USE OF PROCEEDS

     This prospectus is part of a registration statement that we are filing at this time to fulfill our contractual obligations with the selling securityholders. We will not receive any proceeds from the sale of the common stock offered by the selling securityholders for their own account.

     We will receive the exercise price of any warrants to purchase shares of our common stock that are being registered pursuant to the Registration Statement to which this prospectus relates that may be exercised by the selling securityholders, but they are under no obligation to exercise. Although certain of the selling securityholders have a cashless exercise option associated with the exercise of their warrants, the selling securityholders may elect to make cash payments in connection with their exercise of the warrants. Assuming exercise of all of the warrants and the selling securityholders' election of a cash payment in connection with their exercise of all of such warrants, the estimated net proceeds from the exercise of such warrants to purchase shares of our common stock that are being registered pursuant to the registration statement to which this prospectus relates would be $51.4 million. We intend to use any proceeds, if any, from the exercise of the warrants for general corporate purposes and working capital.

                            SELLING SECURITYHOLDERS

     The following table identifies each selling securityholder and sets forth information to our knowledge as of the date of this prospectus with respect to the number of shares of common stock which may be offered under this prospectus from time to time by each selling stockholder or their donees, transferees, distributees or other successors in interest, including shares obtainable upon exercise of warrants, which are currently exercisable for shares of common stock. Because the selling securityholders may sell all, some or none of the shares covered by this prospectus, and there are currently no agreements, arrangements or understandings with respect to the sale of any shares, we cannot estimate the number of shares or the percentage or outstanding shares of common stock, that will be held by any of them upon termination of any of the sales. Except as otherwise indicated, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership is based on 142,001,048 shares of common stock outstanding on January 5, 2001.

                               NUMBER OF SHARES         WARRANTS           NUMBER OF SHARES       PERCENTAGE OF
                              COMMON STOCK HEREBY   HEREBY REGISTERED        COMMON STOCK         COMMON STOCK
 SELLING SECURITYHOLDER (1)   REGISTERED FOR SALE     FOR SALE (2)      BENEFICIALLY OWNED (3)   OUTSTANDING (3)
----------------------------  -------------------   -----------------   ----------------------   ---------------
Grotech Partners V, L.P. ...       5,469,883            1,418,118             14,296,168              10.0%
Grotech V Maryland Fund,
  L.P. .....................          88,941               23,059                 88,941               0.1%
Grotech Partners VI,
  L.P. .....................       5,558,823            1,441,176              5,558,823               3.9%
Ensign Peak Advisors,
  Inc. .....................       1,191,117              308,824              1,222,234               0.9%
Blue Chip Capital Fund III,
  L.P. .....................       3,970,588            1,029,412              3,970,588               2.8%
Aether Systems, Inc. .......       3,970,588            1,029,412              3,970,588               2.8%
Castellini Management
  Company, L.P..............       1,985,294              514,706              2,029,602               1.4%
CFE, Inc. (wholly owned
  subsidiary of GE
  Capital)..................       1,985,294              514,706              1,985,294               1.4%
Pita Management LLC.........       1,191,177              308,824              1,191,177               0.8%
McCleary Capital Group LLC..         794,117              205,882              9,900,811               6.7%
Benjamin Diesbach...........          79,412               20,588                248,202               0.2%
Stein Partners LLP..........         476,470              123,529                476,470               0.3%
Andrew A. Stern.............         397,059              102,941              6,130,972               4.2%
W. August Hillenbrand.......         397,059              102,941                397,059               0.3%
Stephen E. Kaufmann.........          39,706               10,294                191,045               0.1%
Venrock Associates..........         515,965              133,769              1,871,544               1.3%
Venrock Associates II, LP...         675,212              175,055              2,437,532               1.7%
Microsoft, Inc. ............      19,852,941            5,147,059             19,852,941              13.5%
Total Selling
  Securityholders...........      48,639,706           12,610,295             73,850,941              52.3%

---------------
(1) The following selling securityholders have held a position or office or have a material relationship with USi within the past three years: Andrew A Stern is the CEO of USi; Benjamin Diesbach, Frank Adams of Grotech, Michael Brooks and Ray Rothrock of Venrock, and Jack Wyant of Blue Chip are all on the USi Board of Directors; and Chris McCleary is the Chairman and former CEO of USi. The selling securityholders identified in the table above may sell, transfer, distribute or otherwise dispose of some or all of their shares in one or more transactions exempt from the registration requirements of the Securities Act occurring after the date on which the information in the table is presented. Any such donee, distributee, transferee or successor in interest is included as a selling stockholder under this prospectus. Certain information concerning the selling securityholders may change from time to time and, if and to the extent necessary, the company will supplement this prospectus accordingly.

(2) In this table, the warrants are denominated by the number of shares of common stock issuable to the securityholder upon exercise of the warrant.

(3) Beneficial ownership is determined in accordance with the SEC's rules and generally includes voting or investment power with respect to the securities. Under the SEC's rules, shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of January 5, 2001, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Accordingly, for the purposes of determining the beneficial ownership of common stock of a holder of warrants, such warrants are exercisable, but no other derivative securities would be treated as having been converted into common stock for purposes of the calculation. As a result, given the significant number of derivative securities that we have outstanding, each holder's percentage of common stock outstanding set forth above will overstate the percentage that such holder would have of all of our common stock on a fully diluted basis.

                           DESCRIPTION OF SECURITIES

     The selling securityholders are selling under this prospectus warrants to purchase up to 12,610,294 shares of common stock, the common stock issuable upon the exercise of the warrants and 36,029,412 additional shares of common stock.

     The description of our common stock is contained in our registration statement filed with the SEC on Form 8-A on April 8, 1999.

     The warrants covered by this prospectus are exercisable at $4.08 per share of common stock, subject to adjustment described below. Warrants to purchase 3,152,574 shares of common stock expire on November 13, 2005, and warrants to purchase 9,457,721 shares of commons stock will expire on December 28, 2005.

     The exercise price of the warrants is subject to adjustment in the event we effect a stock dividend, subdivision of stock and certain other distributions described in the warrant. Copies of the warrants are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated herein by reference. The determination of when and whether to exercise the warrants is within the sole discretion of each selling securityholder.

     Warrants to purchase up to 2,882,353 shares of common stock contain a "cashless exercise" provision. This provision allows the warrant holder to pay the exercise price of the warrant by accepting a number of shares of common stock equal to the number of shares of common stock appearing on the face of the warrant multiplied by a fraction, the numerator of which is the excess of the current market price of the common stock over the exercise price of the warrant, and the denominator of which is the current market price of the common stock.

                              PLAN OF DISTRIBUTION

     Shares of our common stock and warrants to purchase common stock held by the selling securityholders and covered by this prospectus may be sold or distributed at any time or from time to time by the selling securityholders, their donees, transferees, distributees or other successors in interest, in one or more transactions. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling securityholders may sell their securities at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at such other prices as the selling securityholders may determine from time to time.

     The selling securityholders may offer their securities at various times in transactions involving cross or block trades or otherwise on any of the United States securities exchanges or quotation services where the common stock is listed or quoted at the time of the sale, including the Nasdaq National Market where our common stock is listed, in the over-the-counter market, and in connection with transactions to cover short sales. In addition, the selling securityholders from time to time may also offer and sell the shares and warrants in one or more of the following transactions:

     - in a distribution by one or more underwriters on a firm commitment or best efforts basis;

     - in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

     - in transactions other than on the exchanges or services described above;

     - in privately negotiated transactions;

     - by pledge or by grant of a security interest in the shares or warrants to secure debts and other obligations;

     - through the writing of options, whether the options are listed on an option exchange or otherwise;

     - in connection with the writing of non-traded and exchange traded-call options or put options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

     - through the distribution of the shares by any selling securityholder to its partners, members or securityholders; or

     - in a combination of any of the above transactions.

     The selling securityholders have sole discretion not to accept any purchase offer or make any sale of shares or warrants offered by this prospectus if they deem the purchase price to be unsatisfactory. Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any of the shares or warrants offered by this prospectus from or through such broker or dealer. The compensation of such broker-dealers may be deemed underwriting discounts and commissions. In addition, the shares covered by this prospectus may be sold by the selling securityholders in market transactions under Rule 144 or Rule 144A, provided that the selling stockholder meets the applicable criteria of Rule 144 or Rule 144A, as the case may be, and otherwise conforms to the requirements of Rule 144 or Rule 144A, as the case may be.

     The selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distribution of the shares or otherwise. In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell shares short and redeliver the shares to close out such short positions. The selling securityholders may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institutions of the shares.

     The broker-dealer or other financial institutions may then resell or otherwise transfer such shares pursuant to this prospectus. The selling securityholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     To comply with the securities laws of certain jurisdictions, if applicable, the shares or warrants offered by this prospectus will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares and warrants offered by this prospectus may not be sold unless (1) the shares or warrants offered by this prospectus have been registered or qualified for sale in such state or an exemption from registration exists or (2) qualification is available and is complied with. Also, each selling stockholder will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations of both acts, including Regulation M. The provisions of Regulation M may limit the timing of purchases and sales of shares and warrants by the selling securityholders.

     We will make copies of this prospectus available to the selling securityholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares and warrants offered hereby. Should any transferee of a selling securityholder wish to exercise a warrant for cash, we shall deliver a copy of this prospectus in connection with such exercise. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares and warrants against certain liabilities, including liabilities arising under the Securities Act of 1933.

     At the time a particular offer of shares or warrant exercise is made, if required, a prospectus supplement will be distributed that will set forth the number of shares or warrants being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     Pursuant to the terms of the registration rights agreements between us and the selling securityholders, we will pay all expenses of the registration of the common stock and warrants, except that the selling securityholders will pay any applicable underwriting discounts and commissions. The selling securityholders will be indemnified by us against certain civil liabilities, including certain civil liabilities under the Securities Act. We will be indemnified by the selling securityholders against certain civil liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of common stock and the validity of the warrants offered in this prospectus will be passed upon for USi by Latham & Watkins, Washington, D.C. Partners of Latham & Watkins own in total shares of our common stock representing less than 1% of the total number of shares of common stock outstanding.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and the consolidated financial statements of I.I.T. Holdings, Inc. and subsidiaries included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are currently subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934. You may read and copy any document we file or incorporate by reference into this prospectus at the Commission's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at: http://www.sec.gov. Our common stock trades on The Nasdaq National Market.

     You may request a copy of any of this information, at no cost, by writing or telephoning us at the following address or phone number:

                            USinternetworking, Inc.
                                 One USi Plaza
                         Annapolis, Maryland 21401-7478
                                 (410) 897-4400

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Commission allows us to incorporate by reference the information contained in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supercedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus, while information that we file later with the Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed on March 29, 2000, including all material incorporated by reference therein;

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, filed on November 14, 2000, including all material incorporated by reference therein;

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000, filed on August 14, 2000, including all material incorporated by reference therein;

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000, filed May 15, 2000, including all material incorporated by reference therein;

     - Our Current Reports on Form 8-K, dated February 18, 2000, March 6, 2000, April 24, 2000, July 26, 2000, October 26, 2000, November 22, 2000 and
       January 17, 2001; and

     - The description of our common stock contained in our registration statement on Form 8-A filed on April 8, 1999.

     All documents we file under Section 13(a), 13(c), 14 of 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the shares shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from their dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Upon request, you may obtain without charge a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits to such documents which are not specifically incorporated by reference therein). Upon request, you may also obtain without charge copies of this prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this prospectus under Section 10(a) of the Securities Act of 1933. Requests for such copies should be addressed to William
T. Price, Vice President, Secretary and General Counsel, USinternetworking, Inc., One USi Plaza, Annapolis, Maryland 21401 (telephone number (410) 897-4400).

                            USinternetworking, INC.

                                   [USi LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the amount of fees and expenses to be incurred and paid by the Company in connection with the issuance and distribution of the common stock and warrants registered under this prospectus:

SEC Registration Fee........................................  $45,795.63
Printing and Mailing Costs..................................  $10,000.00
Legal Fees and Expenses.....................................  $20,000.00
Accounting Fees and Expenses................................  $10,000.00
Miscellaneous Expenses......................................  $10,000.00
          Total.............................................  $95,795.63

ITEM 15.  LIMITATION OF LIABILITY AND INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware ("Section 145") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

     The Company's Certificate provides that an officer or director of the Company will not be personally liable to the Company or its securityholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to the Company or its securityholders, nor does it relieve the Company or its officers or directors from compliance with federal or state securities laws. The Certificate also generally provides that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such Proceeding. An officer or director shall not be entitled to indemnification by the Company if (i) the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, or (ii) with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

     The Bylaws of the Company provide that it shall indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company, and may indemnify any employee or agent of the Company in such circumstances, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any person who shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the Company or who had reasonable cause to believe that his or her conduct was unlawful. Indemnification must be provided to any director, officer, employee or agent of the Company to the extent such person has been successful, on the merits or otherwise, in defense of any action or claim described above. Any indemnification under this provision of the Bylaws, unless required under the Bylaws or ordered by a court, can be made only as authorized in each specific case upon a determination by a majority of disinterested directors or by independent legal counsel or by the stockholders that such indemnification is appropriate under the standard set forth in the preceding sentence.

ITEM 16.  EXHIBITS

     (a) Exhibits

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   4.1(a)     Second Amended and Restated Certificate of Incorporation of
              the Company
   4.2(a)     Amended and Restated Bylaws of the Company.
   4.3(b)     First Amendment to the Company's Second Amended and Restated
              Certificate of Incorporation
   4.4(c)     Specimen Certificate for shares of Common Stock, $.001 par value, of the Company
   4.5(*)     Form of Warrant to Purchase Common Stock of the Company
   4.6(*)     Form of Warrant to Purchase Common Stock of the Company
              (including Net Issuance Election)
   5.1(d)     Opinion of Latham & Watkins with respect to the validity of the Common Stock.
  23.1(*)     Consent of Ernst & Young LLP, independent auditors
              (regarding the Company's financial statements).
  23.2(*)     Consent of Bassan & Associados S.C., independent auditors
              (regarding IIT financial statements).
  23.3(*)     Consent of Ernst & Young LLP, independent auditors
              (regarding IIT financial statements).

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
  23.5(d)     Consent of Latham & Watkins.
  24.1(*)     Powers of Attorney (included on signature page herein).

---------------
* Filed herewith.

(a) Incorporated by reference to the Company's Registration Statement on Form S-3, as amended (Reg. No. 333-93299).

(b) Incorporated by reference to Company's Registration Statement on Form S-1, as amended (Reg. No. 333-95543).

(c) Incorporated by reference to the Company's Registration Statement on Form S-1, as amended (Reg. No. 333-70717)

(d) To be filed by amendment.

     (b) Schedules

     All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. However, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information about the plan of distribution not previously disclosed in this registration statement or any material change to this information in this registration statement;

i.e., provided, however, subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     As far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the provisions of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland on February 5, 2001.

                                          USINTERNETWORKING, INC.

                                          By:     /s/ WILLIAM T. PRICE
                                            ------------------------------------
                                            William T. Price
                                            Vice President, Secretary and
                                              General Counsel

     POWER OF ATTORNEY. Know All Men by These Presents, that each of those persons whose signature appears below constitutes and appoints Mark J. McEneaney and William T. Price, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments thereto (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below on February 5, 2001 by the following persons in the capacities indicated.

                       SIGNATURE                                                 TITLE
                       ---------                                                 -----

              /s/ CHRISTOPHER R. MCCLEARY                      Chairman of the Board
--------------------------------------------------------
                Christopher R. McCleary

                  /s/ ANDREW A. STERN                          Chief Executive Officer and Director
--------------------------------------------------------
                    Andrew A. Stern

                                                               President -- E-Commerce Business Unit and
--------------------------------------------------------         Director
                   Stephen E. McManus

                 /s/ MARK J. MCENEANEY                         Senior Vice President and Chief Financial
--------------------------------------------------------         Officer
                   Mark J. McEneaney

                                                               Director
--------------------------------------------------------
                    R. Dean Meiszer

                 /s/ BENJAMIN DIESBACH                         Director
--------------------------------------------------------
                   Benjamin Diesbach

                                                               Director
--------------------------------------------------------
                    Ray A. Rothrock

                   /s/ FRANK A. ADAMS                          Director
--------------------------------------------------------
                     Frank A. Adams

                /s/ WILLIAM F. EARTHMAN                        Director
--------------------------------------------------------
                  William F. Earthman

                   /s/ JOHN H. WYANT                           Director
--------------------------------------------------------
                     John H. Wyant

                   /s/ JOSEPH R. ZELL                          Director
--------------------------------------------------------
                     Joseph R. Zell

                                                               Director
--------------------------------------------------------
                   Michael C. Brooks

                  /s/ DAVID J. POULIN                          Director
--------------------------------------------------------
                    David J. Poulin

                                                               Director
--------------------------------------------------------
                    Cathy M. Brienza

                                                               Director
--------------------------------------------------------
                   Kenneth E. Sichau